Exhibit 99.3

CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

Richmond Honan Medical Properties Inc. (the “Company”) intends to file a Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) registering its shares of common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the offering.

Dated: August 6, 2010

/s/ Sara Grootwassink Lewis

By:

Name: Sara Grootwassink Lewis